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                                                                    EXHIBIT 23.2

                      Consent of Independent Accountants
                      ----------------------------------


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Amendment No. 3 to Form S-4 of Howmet Corporation of our report dated October 27, 1995 relating to the combined financial statements of Howmet Corporation and Howmet Cercast Group which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for each of the two years in the period ended December 31, 1994 listed under Item 21(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the references to us under the headings "Experts", "Summary Historical and Unaudited Pro Forma Financial and Other Data" and "Selected Historical and Pro Forma Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary Historical and Unaudited Pro Forma Financial and Other Data" and "Selected Historical and Pro Forma Financial Data."



/s/ PRICE WATERHOUSE LLP

Stamford, CT
June 7, 1996